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FLEETWOOD CREDIT CORP
FCC 1997-A GRANTOR TRUST
$176,605,761.26 6.64% ASSET BACKED CERTIFICATES Class A
$6,405,390.30  6.83% ASSET BACKED CERTIFICATES Class B
                                                        September 15, 1997

On September 15, 1997, interest earned and principal paid on the underlying collateralfor the month of July, 1997 were paid to you by First Chicago, in its capacity as Trustee for the above referenced issue.  The following information is being provided pursuant to section 14.10 of the Standard Terms and
Conditions of Agreement Dated March 1, 1997. This payment per $1,000 or original issuance of your holdings is allocated as follows:
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
                                                               CLASS A       CLASS B
1)     Principal Distributable                               17.308355     17.308355
2)     Interest Distributable                                 4.928889      5.069927

3)     Fees Paid to Servicer                                131,094.91      4,754.74
        Per certificate                                       0.742303      0.742303

4)     a)   Pool Balance after this payment             154,257,136.42  5,594,818.42
       b)   Pool Factor                                      0.8734547     0.8734547

5)     Proceeds received during the period from                                 0.00
        physical damage insurance.

6)     a) Reserve Fund Balance                                          3,996,298.87
       b) % of Pool Balance                                                    2.50%

7)     Servicer Letter of Credit Amount (L.C. Terminated 2/95)                   N/A
            % of Pool Balance                                                    N/A

8)     Proceeds received during the period from
        dealer repurchase obligations related to                                0.00
        defaulted receivables

9)    a)  Aggregate ammount of Paid-Ahead Receivables                            N/A
      b)  Aggregate amount of Unreimbursed Advances
             with respect to Paid-Ahead Receivables                              N/A
      c)  Change from Previous Month                                             N/A

10)     Aggregate unreimbursed Advances
            Prior Month                                                   819,427.25
            Change from Previous Month                                     23,072.31
            This Month                                                    842,499.56

11)     Certificate Balance                             154,257,136.42  5,594,818.42

12)     Class A Principal Carryover Shortfall                                   0.00
                Change from preceding period                                    0.00
        Class A Interest Carryover Shortfall                                    0.00
                Change from preceding period                                    0.00
        Class B Principal Carryover Shortfall                                   0.00
                Change from preceding period                                    0.00

        Class B Interest Carryover Shortfall                                    0.00
               Change from preceding period                                     0.00
13)     Realized Losses                                                    77,773.12
               Change from preceding period                                29,758.70
14)     Amount due Class B but paid to Class A (subordination)                  0.00



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